                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549


                                   FORM 8-KA
                                Amendment No. 4



                Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934




Date of Report:                    May 12, 1995






                            HEALTHSOUTH Corporation
                   ------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)




         Delaware                       1-10315                 63-0860407
    ------------------                 ---------               ------------
     (State or Other                  (Commission            (I.R.S. Employer
Jurisdiction of Incorporation         File Number)          Identification No.)
      or Organization)



  Two Perimeter Park South
     Birmingham, Alabama                                            35243
- ----------------------------                                    -------------
   (Address of Principal                                          (Zip Code)
     Executive Offices)



Registrant's Telephone Number,                                  (205) 967-7116
      Including Area Code:

ITEM 5.  OTHER EVENTS

         On February 3, 1995, HEALTHSOUTH Corporation, a Delaware corporation (the "Company"), entered into a Stock Purchase Agreement with NovaCare, Inc., a Delaware corporation ("NovaCare"), pursuant to which the Company will purchase the operations of NovaCare's rehabilitation hospital division. Under the terms of the Stock Purchase Agreement, the Company will purchase all of the issued and outstanding capital stock of Rehab Systems Company, a subsidiary of NovaCare, for $215 million in cash, approximately $20 million in long-term debt for a total consideration of approximately $235 million. In accordance with the Stock Purchase Agreement, certain assets will be retained by and certain liabilities will be transferred to NovaCare. This acquisition is to be funded by an increase in the Company's existing bank credit facilities. As a result of this transaction, the Company will acquire 11 rehabilitation hospitals in 7 states, 12 other rehabilitation facilities and two Certificates of Need. The consummation of the transaction is subject to certain regulatory and governmental reviews and approvals, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act. Subject to such approvals, the transaction is expected to close early in the second quarter of 1995.

         While the above-described transaction has not been consummated, this amendment is being filed by the Company to file certain historical financial statements of Rehab Systems Company, in order that such financial statements will be publicly available.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)   Financial Statements of Businesses Acquired.

               The required audited consolidated financial statements of the acquired business, Rehab Systems Company, for the fiscal year ended June 30, 1994, and the unaudited consolidated financial statements for the six months ended December 31, 1994, listed on the Index to Financial Statements included in this Current Report on Form 8-K/A, Amendment No. 4, are herewith filed.

         (b)   Pro Forma Financial Information.

               The required pro forma financial information will be filed within the required period after consummation of the transaction.

         (c)   Exhibits

               2. Stock Purchase Agreement, dated February 3, 1995, among HEALTHSOUTH Corporation, NovaCare, Inc., and NC Resources, Inc., filed as Exhibit (2)-5 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, is hereby incorporated herein by reference.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:    May 12, 1995.




                                             HEALTHSOUTH Corporation


                                             By    /s/ ANTHONY J. TANNER
                                             ------------------------------
                                                    Anthony J. Tanner
                                                 Executive Vice President
                                                        and Secretary

Rehab Systems Company
(a wholly-owned subsidiary of NovaCare, Inc.)
Consolidated Financial Statements


                         Index to Financial Statements


         Consolidated  Balance   Sheets  at  December   31,  1994
                  (unaudited) and June 30, 1994


         Consolidated Statements of Operations for the Six months ended December 31, 1994 (unaudited) and the year ended June 30, 1994


         Consolidated Statements of Stockholder's Equity for the six months ended December 31, 1994 (unaudited) and the year ended June 30, 1994


         Consolidated Statements of Cash Flows for the six months ended December 31, 1994 (unaudited) and the year ended June 30, 1994


         Notes to Consolidated Financial Statements

                       Report of Independent Accountants


To the Board of Directors and Stockholder of Rehab Systems Company
(a wholly-owned subsidiary of NovaCare, Inc.)

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Rehab
Systems Company (a wholly-owned subsidiary of NovaCare, Inc.) and its subsidiaries at June 30, 1994, and the results of their operations and their cash flows in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We have conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As described in Notes 3 and 6, the Company has significant transactions with affiliated companies.




Price Waterhouse LLP
Philadelphia, PA
March 3, 1995

Rehab Systems Company
(a wholly-owned subsidiary of NovaCare, Inc.)
Consolidated Balance Sheet
- --------------------------------------------------------------------------------
(Dollars in thousands, except share data)

                                                                              December 31,           June 30,
                                                                                  1994                 1994
                                                                               (unaudited)
                                                                              ------------           ---------
                                                      Assets
Current assets:
   Cash and cash equivalents                                                    $   8,858           $   7,340
   Accounts receivable, net                                                        41,226              39,775
   Deferred income taxes                                                            1,239               1,391
   Other                                                                            5,657               5,648
                                                                                    -----               -----
           Total current assets                                                    56,980              54,154

Funds held by trustees                                                              4,474               3,013
Investment in affiliated company                                                   38,435              34,643
Property and equipment, net                                                        38,725              39,312
Excess cost of net assets acquired, net of
   accumulated amortization of $1,145 at June 30, 1994                             62,448              63,020
Other assets                                                                        6,935               5,471
                                                                                    -----               -----
                                                                                $ 207,997           $ 199,613
                                                                                  =======             =======

                                       Liabilities and Stockholder's Equity

Current liabilities:
   Current portion of long-term debt and
     capital lease obligations                                                  $   1,732           $   2,292
   Accounts payable and accrued expenses                                           21,019              18,133
   Notes payable and advances - affiliates                                         67,379              63,901
                                                                                   ------              ------
         Total current liabilities                                                 90,130              84,326

Long-term debt and capital lease obligations                                       56,755              54,208
Intercompany borrowings                                                            25,000              25,000
Other noncurrent liabilities                                                        2,106               2,131
                                                                                    -----               -----
     Total liabilities                                                            173,991             165,665
                                                                                  -------             -------
Commitments and contingent liabilities
Stockholder's equity:
   Common stock, $.01 par value; 1,000 shares
    authorized, issued and outstanding                                                  -                   -
   Additional paid-in capital                                                      42,241              38,449
   Accumulated deficit                                                             (8,235)             (4,501)
                                                                                   ------              ------
     Total stockholder's equity                                                    34,006              33,948
                                                                                   ------              ------
                                                                                $ 207,997           $ 199,613
                                                                                  =======             =======

   The accompanying notes are an integral part of these financial statements.

Rehab Systems Company
(a wholly-owned subsidiary of NovaCare, Inc.)
Consolidated Statement of Operations
- --------------------------------------------------------------------------------
(Dollars in thousands)

                                                                        Six Months
                                                                          ended
                                                                       December 31,
                                                                           1994                    Year ended
                                                                        (unaudited)              June 30, 1994
                                                                       -------------            ---------------
Net patient service revenues                                             $  71,869                $ 135,356
                                                                             -----                 --------
Operating expenses:

    Operating units                                                         56,560                  106,199
    Corporate General and administrative                                     2,647                    3,546
    Royalty expense                                                          4,423                    9,847
    Corporate expense allocation                                             2,098                    5,830
    Provision for doubtful accounts                                            675                    1,231
    Depreciation and amortization                                            3,459                    6,180
    Interest expense - third party                                           2,618                    2,894
    Interest expense - affiliates                                            3,286                    4,911
                                                                             -----                 --------

                                                                            75,766                  140,638
                                                                             -----                 --------

Loss before income taxes and minority interest                              (3,897)                  (5,282)
Allocated income tax benefit                                                   395                    1,289
                                                                             -----                 --------
                                                                            (3,502)                  (3,993)

Minority interest                                                              232                      393
                                                                             -----                 --------
    Net loss
                                                                         $  (3,734)               $  (4,386)
                                                                             =====                 =========

   The accompanying notes are an integral part of these financial statements.

Rehab Systems Company
(a wholly-owned Subsidiary of NovaCare, Inc.)
Consolidated Statement of Stockholder's Equity
- --------------------------------------------------------------------------------
(Dollars in thousands, except share data)

                                                      Common Stock    Additional
                                                   ------------------   Paid-in-   Accumulated
                                                   Number     Amount    capital      deficit
                                                   ------     -------   --------   ------------
Balance at June 30, 1993                            1,000       --     $ 18,191    $    (115)
Contributed in connection with acquisitions:
     Business acquisition (RHCA)                                         10,000
     Investment in affiliate (NACC)                                      10,258
Net loss                                                                              (4,386)
                                                    -----     ------   --------      --------

Balance at June 30, 1994                            1,000       --       38,449       (4,501)

Contributed in connection with acquisitions:
     Investment in affiliate (NACC) (unaudited)                          3,792
Net loss (unaudited)                                                                  (3,734)
                                                    -----     ------   --------      --------

Balance at December 31, 1994 (unaudited)            1,000       --     $ 42,241    $  (8,235)
                                                    =====     ======   ========      ========











   The accompanying notes are an integral part of these financial statements.

Rehab Systems Company
(a wholly-owned subsidiary of NovaCare, Inc.)
Consolidated Statement of Cash Flows
- --------------------------------------------------------------------------------
(Dollars in thousands)

                                                                               Six months
                                                                                  ended              Year ended
                                                                              December 31,            June 30,
                                                                                  1994                  1994
                                                                               (unaudited)
                                                                              -------------          -----------
Cash flows from operating activities:
   Net loss
                                                                                $  (3,734)           $ (4,386)
   Adjustments to reconcile net income to net cash flows
     from operating activitites:
       Depreciation and amortization                                                3,202               5,673
       Minority interest                                                              232                 393
       Provision for uncollectible accounts                                           675               1,231
       Deferred income taxes                                                          152                 913
       (Increase) decrease in assets, net of effects from acquisition:
         Accounts receivable                                                       (1,926)             (6,198)
         Other assets                                                                  54              (1,601)
       (Decrease) increase in liabilities, net of effects
         from acquisition:
           Accounts payable and accrued expenses                                    2,745              (8,502)
                                                                                    -----              ------
              Net cash flows from operating activities                              1,400             (12,477)
                                                                                    -----             -------

Cash flows from investing activities:
   Payments for business acquired                                                    (510)            (51,240)
   Investment in affiliate                                                         (3,792)
   Additions to property and equipment                                             (3,376)             (4,109)
   Disposition of property and equipment                                                                  179
                                                                                      ---                 ---
              Net cash flows from investing activities                             (7,678)            (55,170)
                                                                                   ------             -------

Cash flows from financing activities:
   Notes payable and advances                                                       3,478              50,107
   Proceeds from long-term debt and credit agreements                               3,361              54,247
   Payment of long-term debt and credit agreements                                 (1,374)            (42,457)
   Capital contributions                                                            3,792              10,000
   Funds held by trustee                                                           (1,461)               (497)
                                                                                   ------                ----
              Net cash flow from financing activities                               7,796              71,400
                                                                                   ------             -------
Net change in cash and cash equivalents                                             1,518               3,753
Cash and cash equivalents, beginning of year                                        7,340               3,587
                                                                                    -----               -----
Cash and cash equivalents, end of year                                            $ 8,858             $ 7,340
                                                                                    =====               =====

Supplemental cash flow information:
   Cash paid for:
     Interest                                                                     $ 1,491             $ 3,832
                                                                                    =====               =====

   The accompanying notes are an integral part of these financial statements.

Rehab Systems Company
(a wholly-owned subsidiary of NovaCare, Inc.)
Notes to Consolidated Financial Statements
(Dollars in thousands)
- --------------------------------------------------------------------------------
1.    Basis of Presentation

      Rehab Systems Company (the "Company"), a wholly-owned subsidiary of NovaCare, Inc. ("NovaCare"), provides acute rehabilitation care on a multi-disciplinary, physician-directed basis to severely disabled patients through 11 medical rehabilitation hospitals. Minority shareholders maintain a 20% ownership interest in one of the hospitals. The Company also operates four community re-entry programs to help patients return to their community through a multi-disciplinary program of medical and social services.

      NovaCare provides certain services to and incurs costs on behalf of the Company. All of the allocations and estimates in the financial statements are based on assumptions that the Company and NovaCare believe are reasonable. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Company had been operated as a separate entity.

      The unaudited financial statements as of December 31, 1994 and for the six-month period then ended include all adjustments (consisting only of normal, recurring adjustments) which, in the opinion of management, are necessary to properly reflect the results for the period.

 2.   Summary of Significant Accounting Policies

      Cash and Cash Equivalents. The Company considers investments to be cash equivalents if the securities mature within 90 days from the date of acquisition. Throughout the period covered by these financial statements, the Company participated in NovaCare's cash management program and, as such, its cash funding requirements were met principally by, and generally all cash generated was transferred to, NovaCare.

      Funds Held by Trustees. Under terms of trust indentures related to outstanding bond obligations, two hospitals are required to maintain funds with bank trustees whose use is limited to purposes specified by the bond documents, principally debt service. The fair value of these funds approximates carrying value.

      Property and Equipment. Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of assets, which principally range from three to seven years for property and equipment and 30 to 40 years for buildings. Assets under capital leases and leasehold improvements are amortized over the lesser of the lease term or the asset's estimated useful life.

      Excess Cost of Net Assets Acquired. Assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. The excess of the purchase price over the fair value of net assets acquired is amortized on a straight-line basis over a 40-year period. The carrying value of goodwill will be evaluated whenever events or changes in circumstances indicate that it may not be recoverable.


      Such evalution will be based on the estimated future cash flows (undiscounted and without interest charges) of the acquired business. If those cash flows are less than the underlying assets' carrying value, an impairment loss arises, and will be measured as the difference between the asset carrying values and the fair value of those assets, determined on the basis of discounted cash flows.

      Income Taxes. The taxable income of the Company is included in the consolidated tax return of NovaCare. As such, separate income tax returns were not prepared or filed by the Company. Current and deferred income tax expense has been allocated to the Company by applying the asset and liability approach set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

      Net  Revenue.  Net  revenue is reported at the  estimated  net  realizable amounts from patients, third-party payors and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. Retroactive adjustments are accrued on an estimated basis in the period related services are rendered and adjusted in future periods as final settlements are determined. (See Note
      5).

3.   Related Party Transactions

      Royalty Agreements. The Company has entered into license arrangements with a related entity for its use of the "NovaCare" name and associated trademarks. Under those arrangements, royalties are payable annually based upon the value of the trademarks as established by independent appraisal.

      Notes Payable and Advances. The Company's cash requirements are met by funds generated from operations and by bank borrowings, supplemented as necessary by advances or borrowings from affiliates. During 1994, the Company financed a portion of the acquisition of Rehabilitation Hospital Corporation of America ("RHCA") from affiliates. (See Note 4.)

      Borrowings from affiliates are made pursuant to either formal borrowing agreements ("notes payable") or less formal arrangements ("advances"). Notes payable, which approximated $48,500 at June 30, 1994, are limited to $75,000 and bear interest at prime plus 1.5% (8.75% at June 30, 1994). Interest charged for the year ended June 30, 1994 was $3,931. Advances are non-interest bearing. The average advance amount outstanding for the year ended June 30, 1994 was $8,385. At June 30, 1994 the outstanding balance principally comprised outstanding royalties and corporate expense allocations.

      Other Expenses. For the period January 1, 1994 to June 30, 1994, NovaCare changed its risk management program to a self insurance program and allocated the cost of workers compensation and group/health insurance to its other NovaCare units, including the Company, on the basis of actual claims experience. Prior to that date, NovaCare or the Company obtained insurance coverage from outside carriers and allocated these expenses on the basis of premiums incurred. Charges allocated to the Company and included under the caption operating units expenses were $2,005 for the year ended June 30, 1994.

      Corporate Expenses. The results of operations include significant transactions with NovaCare business units that are outside of the Company's operations. These transactions involve functions and services (such as executive management, cash management, tax administration and legal services) that were provided to the Company by these other NovaCare units. The cost of these functions and services have been allocated to the Company based on the cost allocation methodology used for filing cost reports for Medicare reimbursement purposes. NovaCare management believes this allocation methodology is reasonable. Such charges and allocations are not necessarily indicative of the costs that would have been incurred by the Company as a separate entity.

 4.   Business Acquisition


      Effective October 1, 1993, the Company purchased all of the outstanding common stock of Rehabilitation Hospital Corporation of America ("RHCA") for approximately $30,300 in cash. Funding for this acquisition was provided by NACC and through an additional capital contribution by NovaCare of $10 million. RHCA owned five medical rehabilitation hospitals and six outpatient facilities. The Company sold one of these hospitals in March 1994 which had no effect on the results of operations of the Company.

      The principal stockholders of RHCA were limited partnerships in which NovaCare's Chairman of the Board and Chief Executive Officer is a general partner of the general partner. In addition to the purchase price, the Company paid the limited partnerships approximately $21,000 for existing advances from the partnerships, accrued interest on the advances, redemption of preferred stock and accumulated and unpaid dividends.

      The results of operations of RHCA have been included in the consolidated results of the Company from October 1, 1993. The acquisition was accounted for as a purchase and, accordingly, the aggregate purchase price was allocated to assets and liabilities acquired based on their fair values at the date of acquisition.

      The following unaudited pro forma results of operations give effect to the acquisition of RHCA as if it had occurred on July 1, 1993:

      Net revenues                                                $  144,066
      Net loss                                                    $   (5,027)


      The above pro forma information is not necessarily indicative of the results of operations that would have occurred had the acquisition been made as of July 1, 1993, or the results which may occur in the future.

      Information with respect to the RHCA acquisition was as follows:


      Cash paid (net of cash acquired)
                                                                $      51,240
      Liabilities assumed                                              55,520
                                                                      -------
                                                                      106,760
      Fair value of assets acquired                                    43,739
                                                                      -------
      Cost in excess of fair value of net assets
      acquired                                                  $      63,021
                                                                      =======

 5.   Receivables and Third-Party Reimbursements

      Accounts receivable consisted of the following:


                                              December
                                              31, 1994
                                             (unaudited)        June 30, 1994
                                             ------------       -------------


      Accounts receivable                    $   32,641         $   31,734
      Due from Medicare                          10,357             10,298
      Less: Allowance for
             uncollectible accounts              (1,772)            (2,257)
                                                 ------             ------
                                                $41,226         $   39,775
                                                 ======             ======

      Certain of the Company's services are reimbursed by third-party programs, such as Medicare or Medicaid, under which reimbursement for services is subject to federal and state regulations. With regard to approximately 65% of net revenues in 1994, the Company directly billed Medicare or Medicaid for services provided to patients.

      Although reimbursement for services billed directly to Medicare is ultimately received under cost-based reimbursement regulations, Medicare is initially billed using NovaCare's standard pricing schedules. Charges are consistent for Medicare and non-Medicare patients. Aggregate billings are adjusted to allowable cost on the basis of cost reports prepared and subject to audit and retroactive adjustment.

      The cost reports for fiscal 1990 and prior years have been settled by Medicare audit. Certain Medicare cost reports for fiscal 1991 through 1993, and all Medicare cost reports for fiscal 1994 remain subject to audit and retroactive adjustment. In the opinion of management, the results of these audits will not have a material effect on the financial position or results of operations for the Company.

 6.   Investment in Affiliated Company


      The Company holds a 14% interest in an affiliated entity, Ninth Avenue Capital Corporation ("NACC"), a Delaware Corporation. NACC, which is wholly owned by the Company and other NovaCare subsidiaries, principally acts as an investment and financing vehicle for NovaCare. The Company accounts for its investment in NACC using the cost method of accounting. During 1994 the common stock of NACC was contributed by NovaCare to the Company. In consideration for the common stock of NACC the Company assumed $25,000 in borrowings from NovaCare and $10,258 was credited to additional paid in capital. This transaction was recorded at NovaCare's historical cost. Those borrowings, which bear interest at 5.5%, are due in 2000 and are classified as long term intercompany borrowings in the accompanying Consolidated Balance Sheet. Interest charged for the year ended June 30, 1994 was $980. During the six months ended December 31, 1994, NovaCare made additional capital contributions of $3792 to the Company and the Company made additional capital contributions of $3,792 to NACC.


 7.   Property and Equipment

      The components of property and equipment are as follows:


                                     December 31, 1994
                                         (unaudited)              June 30, 1994
                                      -----------------           -------------

      Land and buildings                    $ 28,261                $ 27,979
      Property, equipment and furniture       22,404                  21,409
      Leasehold improvements                   1,580                   1,334
                                            --------                --------
                                              52,245                  50,722
      Less: Accumulated depreciation
            and amortization                 (13,520)                (11,410)
                                            --------                --------
                                            $ 38,725                $ 39,312
                                            ========                ========

      Included in property, equipment and furniture are the following assets held under capital leases:

                                       December 31, 1994
                                           (unaudited)            June 30, 1994
                                        -----------------         -------------

      Property, equipment and furniture   $     7,133               $   9,882
      Less: Accumulated amortization           (5,406)                 (7,490)
                                              -------                 -------
                                          $     1,727               $   2,392
                                              =======                 =======

Depreciation expense and amortization of capital leases aggregated $3,969 for fiscal 1994.

 8.   Long-Term Debt and Capital Lease Obligations

      Long-term debt consisted of the following:


                                            December 31, 1994
                                               (unaudited)        June 30, 1994
                                           -----------------     -------------
      Revolving credit facility
      (prime rate plus .5% or
      LIBOR plus .88%) expiring
      May 27, 1997                                $  38,125        $  34,765

      West Virginia commercial development
      revenue bonds (9.5% and 12%), payable
       through 2015                                  17,715           17,715
      Capital lease obligations                       1,955            2,751
      Other                                             692            1,269
                                                  ---------        ---------
                                                     58,487           56,500
      Less: Current portion                           1,732            2,292
                                                  ---------        ---------
                                                  $  56,755        $  54,208
                                                  =========        =========

      In May 1994, NovaCare entered into a revolving credit facility in the amount of $115,000 with a syndicate of banks. This facility was increased to $175,000 effective November 28, 1994. The Company is able to borrow under that agreement. At June 30, 1994, the interest rate on amounts borrowed was 5.25%. The revolving credit facility agreement requires maintenance by NovaCare of minimum working capital and net worth amounts as well as certain financial ratios. At June 30, 1994, NovaCare was in compliance with these requirements. A commitment fee of .25% per annum on the average daily available balance is paid quarterly.

      The West Virginia commercial development revenue bonds were issued by two subsidiaries of the Company to construct rehabilitation facilities in the state. Proceeds were restricted to permitted construction expenditures. Sinking fund requirements are reflected in the table below. The obligations are guaranteed by NovaCare, require maintenance of certain financial ratios and restrict the payment of dividends by the subsidiaries. At June 30, 1994, the Company was in compliance with these requirements.

      Aggregate annual maturities of long-term debt for each of the next five years at June 30, 1994 are as follows:

             1995                                            $     572
             1996                                                  621
             1997                                               35,377
             1998                                                  430
             1999                                                  434

      The fair value of the Company's long-term debt, based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt at the same remaining maturities, was estimated to be $61,309 at June 30, 1994.

 9.   Leases

      The Company is obligated under capital leases for office and hospital equipment. All capital leases expire over the next five years.

      Hospital facility land and buildings are leased under operating leases having initial terms ranging between 10 and 13 years with renewal options of five years. Rent during the renewal periods will be market-based rates as defined in the lease agreements. The agreements contain contingent rental provisions based on revenue levels at the respective facilities. Payment of certain leases is collateralized by letters of credit totaling $1,653 which expire on various dates through May 1995. Under the terms of the lease agreements, these letters of credit must be renewed but may be reduced or eliminated if certain lease coverage ratios are attained. With regard to a significant portion of these operating leases, the Company initially purchased and developed the land, constructed the hospital facility and sold the land and buildings to unrelated third parties from which the Company subsequently leased back the land and buildings.

      The Company also rents office space and office, transportation and therapy equipment under non-cancelable operating leases.

      Future minimum lease commitments for all non-cancelable leases at June 30, 1994 are as follows:

                                                       Capital        Operating
           Fiscal Year                                 Leases           Leases
           -----------                               -----------      ----------

              1995                                   $  1,799            9,253
              1996                                        483            9,131
              1997                                        245            9,085
              1998                                        228            8,883
              1999                                         92            8,769
              2000 and thereafter                                       24,432
                                                       ------           ------
              Total minimum lease payments              2,847       $   69,553
                                                       ======           ======

              Less: Amount representing interest           96
              Present value of minimum payments
               under capital lease obligations          2,751
              Current amount                            1,720
              Long-term amount                       $  1,031
                                                       ======

      Total rent expense charged to operations for the year ended June 30, 1994 was $11,360, including contingent rent of $1,386.

10.   Accounts Payable and Accrued Expenses

      Accounts payable and accrued expenses include the following:


                                         December 31, 1994
                                            (unaudited)           June 30, 1994
                                         -----------------        --------------

      Accounts payable                       $  3,582               $  4,293
      Accrued compensation and benefits         6,268                  4,920
      Due to Medicare                           5,509                  3,123
      Other                                     5,660                  5,797
                                               ------                 ------
                                             $ 21,019               $ 18,133
                                               ======                 ======

11.   Income Taxes

      The components of income tax benefit are as follows:

                                                             Year ended
                                                            June 30,1994
                                                            ------------
Current:
  Federal                                                      $(2,362)
  State                                                            160
                                                                -------
                                                                (2,202)
                                                                -------

Deferred:
  Federal                                                          876
  State                                                             37
                                                                -------
                                                                   913
                                                                -------
                                                               $(1,289)
                                                                =======

      The components of the net deferred tax asset are as follows:

                                                                 June 30, 1994
                                                                 -------------
      Accruals and reserves not currently deductible
        for tax purposes                                           $  1,391
      Acquired operating loss carryforward                            3,464
      Other                                                             978
                                                                     ------
              Gross deferred tax assets                               5,833
                                                                     ------
      Expenses capitalized for financial statement
        purposes                                                       (320)
      Depreciation and capital leases                                  (324)
                                                                     ------
              Gross deferred tax liabilities                           (644)
                                                                     ------
      Valuation allowance on acquired operating loss
        carryforward                                                 (3,464)
                                                                     ------
              Net deferred tax asset                               $  1,725
                                                                     ======

      The reconciliation of the expected tax benefit (computed by applying the federal statutory rate to income before income taxes) to actual tax benefit was as follows:

                                                               Year end
                                                            June 30, 1994
                                                            -------------
      Expected tax benefit                                    $ (1,986)
      Non-deductible amortization of excess cost of
       net assets acquired                                         393
      Minority interest                                            137
      Other, net                                                   167
                                                                   ---
                                                              $ (1,289)
                                                              =========

   In accordance with the Company's tax sharing agreement with NovaCare, the benefit of net operating losses which were utilized in the consolidated tax returns of NovaCare have been recognized. On a separate return basis, the benefit would not have been recognized. The acquired operating loss carryforwards are subject to restrictions under Section 382 of the Internal Revenue Service Code and separate tax return limitations.

12.   Benefit Plans

      NovaCare has in place defined contribution 401(k) plans in which substantially all employees of the Company may participate. Under those plans, employees may make voluntary contributions of their compensation, which are partially matched by the Company. Company contributions for 1994 were $487.

13.   Contingencies

      The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a material adverse effect on the financial position or results of operations of the Company.

14.   Concentrations of Credit Risk

      The Company operates facilities located in various cities across the United States. It grants credit without collateral to its patients, most of whom are local residents with insured third-party payor agreements. The mix of receivables from patients and third-party payors was as follows:

                                                                 June 30, 1994
                                                                 -------------
                Medicare                                              42%
                Medicaid                                              12
                Other third party payors                              44
                Patients                                               2
                                                                     ----
                                                                     100%
                                                                     ====

15.   Subsequent Event

      On February 3, 1995, NovaCare reached an agreement for the sale of the Company to HEALTHSOUTH Corporation. The sale is contingent upon regulatory approval. In accordance with the agreement, certain assets will be retained by and certain liabilities will be transferred to NovaCare. The effects of this transaction have not been reflected in these financial statements.